Exhibit 10.1

SUBLEASE

This instrument is a Sublease (this “Sublease”) dated as of September 9, 2019 between KERYX BIOPHARMACEUTICALS, INC., a Delaware corporation (“Sublessor”), and FOUNDATION MEDICINE, INC., a Delaware corporation (“Sublessee”).

The parties to this instrument hereby agree with each other as follows:

Article 1
SUMMARY OF BASIC SUBLEASE PROVISIONS

1.1BASIC DATA

ALL CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PRIME LEASE (hereinafter defined) UNLESS OTHERWISE DEFINED HEREIN.

Commencement Date:

The date that is the later of (i) the date that Prime Lessor provides its written consent to this Sublease, and (ii) September 15, 2019 (the “Estimated Commencement Date”), subject to Section 2.1.2 below.

Sublessor:	Keryx Biopharmaceuticals, Inc.

Sublessee:	Foundation Medicine, Inc.

Mailing Address	245 First Street
of Sublessor:	Cambridge, MA 02142

Mailing Address	150 Second Street
of Sublessee:	1st Floor
Cambridge, MA 02141

Permitted Uses:	General office use, and for no other purpose.

Premises:

Suite 1200, comprising the entire (12th) floor of the building commonly known as One Marina Park Drive, Boston, Massachusetts (the “Building”) and consisting of 27,323 rentable square feet, as shown on the space plan attached hereto as Exhibit A.

Prime Lease:	That certain Office Lease dated as of as of April 29,
2015, by and between Fallon Cornerstone One
MPD LLC and Sublessor.

Prime Lessor:	Fallon Cornerstone One MPD LLC.

{A0622190.12 }

Base Rent:	Period	Monthly Installment of Rent	Annual Rental Rate Per Rentable Square Foot
	Rent Commencement Date – Last day of the 12th full calendar month of the Term (Year 1)	$146,861.13	$64.50
	First day of the 13th full calendar month of the Term – Last day of the 24th full calendar month of the Term (Year 2)	$149,138.04	$65.50
	First day of the 25th full calendar month of the Term – Last day of the 36th full calendar month of the Term (Year 3)	$151,414.96	$66.50
	First day of the 37th full calendar month of the Term – Termination Date (Year 4)	$153,691.88	$67.50

Sublessee’s Pro Rata Share:	100% of Tenant’s Pro Rata Share, currently 5.80%.

Additional Rent:

Sublessee shall pay as additional rent hereunder:  (a) Sublessee’s Pro Rata Share of all Operating Expenses (as defined in Section 29.N of the Prime Lease), which are in excess of the Operating

Expenses for the calendar year 2020; (b) Sublessee’s Pro Rata Share of all Taxes (as such term is defined in Section 29.S of the Prime Lease), which are in excess of the Taxes for fiscal year 2020 (i.e., the period beginning July 1, 2019 and ending June 30, 2020); (c) any additional charges, fees, costs or expenses charged by Prime Lessor to Sublessor in connection with Sublessee’s use of the Premises for extra services provided by Prime Lessor for which Prime Lessor charges an additional fee or charge; and (d) any other amounts in addition to Base Rent payable by Sublessee to Sublessor in accordance with the terms of this Sublease.

Rent Commencement Date:	One (1) month from the Commencement Date.

Security Deposit:	$734,305.65, subject to adjustment as further provided in Section 12.11 herein.

Sublease Term or Term:	Beginning on the Commencement Date and expiring at midnight on February 27, 2023 (the “Termination Date”).

Sublessee’s Broker:	CB Richard Ellis

Sublessor’s Broker:	CB Richard Ellis

Article 2
PREMISES

2.1SUBLEASE OF PREMISES

2.1.1Subject to and provided that Prime Lessor gives Prime Lessor’s written consent to the subleasing contemplated by this Sublease, Sublessor hereby subleases to Sublessee, and Sublessee hereby accepts and subleases from Sublessor, the Premises, upon and subject to the terms and provisions of the Prime Lease, all of Sublessor’s right, title and interest in and to the Premises, pursuant to the Prime Lease, as both are defined in Section 1.1.  Included as part of the Premises sublet hereunder are all of Sublessor’s appurtenant rights under the Prime Lease to use the Building Common Areas (as defined in the Prime Lease) of the Project (as defined in the Prime Lease), subject in all events to the Prime Lessor’s rights reserved and excepted in the Prime Lease.  Notwithstanding anything to the contrary contained herein, Sublessee shall have no right to extend the Sublease Term beyond the Termination Date.

2.1.2 In the event that the Commencement Date does not occur prior to October 15, 2019 due to Sublessor’s inability or failure to deliver the Premises to Sublessee in the condition required under this Sublease, then Sublessee shall receive a day-for-day credit of Base Rent for each day thereafter until the Commencement Date occurs. Subject to the Consent Termination Right provided in Section 12.10, such credit of Base Rent shall be Sublessee’s sole and exclusive remedy in the event of a late delivery of the Premises without any liability to Sublessor, and Sublessee shall have no right to terminate this Sublease or be entitled to any damages. Notwithstanding the foregoing, in the event that the Commencement Date does not occur prior to December 31, 2019 due to Sublessor’s inability or failure to deliver the Premises to Sublessee in the condition required under this Sublease, then Sublessee may terminate this Sublease by written notice to Sublessor, and if so terminated by Sublessee: (a) the Security Deposit, or any balance thereof, and all deposits and other funds provided to Sublessor by Sublessee in connection with this Sublease, shall promptly be returned to Sublessee and (b) neither Sublessor nor Sublessee shall have any further rights, duties or obligations under this Sublease, except with respect to provisions which expressly survive termination of this Sublease.

2.2PRIME LEASE

2.2.1Sublessor hereby represents and warrants that: (i) Sublessor is the tenant under the Prime Lease and has the full right to enter into this Sublease (subject, however, to the Prime Lessor Consent); (ii) the Prime Lease is in full force and effect; (iii) Sublessor has not received from Prime Lessor any written notice of any default on the part of Sublessor as tenant under the Prime Lease which has not been cured, nor has Sublessor given Prime Lessor written notice of any default on the part of Prime Lessor as landlord under the Prime Lease which has not been cured, and, to the best of Sublessor’s knowledge, no event or circumstance has occurred that, with notice or passage of time, could constitute such a default; (iv) Sublessor has submitted to Sublessee a true and complete copy of the Prime Lease, a copy of which is attached hereto as Exhibit B, including all amendments, modifications, extension notices, consents, and subordination, non-disturbance and attornment agreements related thereto; and (v) no pending dispute or claim has been asserted between Sublessor and Prime Lessor, Sublessor does not now intend to assert any such claim, and Sublessor knows of no basis to do so.  Sublessee warrants and acknowledges that it has reviewed the Prime Lease and is satisfied with the arrangements therein reflected.  Sublessee agrees that Sublessee is satisfied with the present condition of the Premises, which Sublessee takes “as is” without any representation or warranty by Sublessor regarding the condition of the Premises (except as provided herein and except that the Premises shall be delivered to Sublessee vacant (except for the FF&E) and in broom clean and good condition, free and clear of any debris) and the fitness of the Premises for any particular use and without any obligation of any kind on Sublessor to make any repairs or improvements thereto in connection with Sublessee’s occupancy and with Sublessee’s ability to use the Premises on the terms herein set forth.

2.2.2The Prime Lease is by this reference incorporated into and made a part hereof, except that

(i)all references in the Prime Lease to “Landlord”, “Tenant”, “Lease” and “Premises” shall be deemed to refer to Sublessor, Sublessee, this Sublease and the Premises subleased hereunder, except that all references in the following sections and/or provisions of the Prime Lease to “Landlord”, “Tenant”, “Lease”, and “Premises”, respectively, shall be deemed to refer to “Prime Lessor”, “Sublessee”, this “Sublease” and the “Premises subleased hereunder”, respectively (i.e., it is the intention of the parties that Prime Lessor shall retain all of its rights and obligations under such sections and/or provisions; that Sublessor shall not be entitled to exercise any of Prime Lessor’s rights, nor shall be bound by any of Prime Lessor’s obligations, under such sections and/or provisions; and that Sublessee shall be entitled to exercise all of Tenant’s rights, and shall be bound by all of Tenant’s obligations, under such sections and/or provisions):

(a)	Section 5.C (Alterations)
(b)	Section 5.E (Compliance with ADA)
(c)	Section 5.F (Labor Covenant)
(d)	Article 7 (Services)
(e)	Section 8.B (Landlord’s Insurance)
(f)	Article 10 (Casualty Damage) (but only with respect to Prime Lessor’s duty to restore)
(g)	Article 11 (Condemnation)
(h)	Sections 12.B (Landlord’s Obligations) and 12.E (Outside Services)
(i)	Section 17.A (Subordination, Non-Disturbance, Attornment and Mortgagee Protection) (except that Prime Lessor shall have no obligation to obtain a SNDA for this Sublease)
(j)	Article 28 (Additional Rights Reserved by Landlord)
(k)	Section 30.D (Transfers)

(ii)the following sections and/or provisions of the Prime Lease are expressly excluded from this Sublease (i.e., they shall not be deemed to be incorporated in this Sublease) either because they are inapplicable or because they are superseded by specific provisions hereof:

(a)	Article 1 (except for Sections 1.C, 1.D, 1.G, Section 1.M, Section 1.N, Section 1.O, and Section 1.Q)
(b)	Article 2 (Premises, Term and Commencement Date)
(c)	Article 3 (Rent)
(d)	Section 4.A (Payment of Taxes and Operating Expenses) (but only with respect to the reference to January 1, 2017 as a base year for Operating Expenses and July 1, 2016 for a base year for Taxes)

(e)	Section 5.A (Delivery of Premises)
(f)	Section 5.B (Tenant’s Work)
(g)	Section 5.C (Alterations) (but only with respect to the references to Tenant’s Work, Exhibit B and an administrative/supervision fee)
(h)	Section 7.E (Separate Meters) (but only with respect to the first part of the sentence referring to Tenant’s Work)
(i)	Article 21 (Quiet Enjoyment)
(j)	Article 23 (Security Deposit)
(k)	Article 24 (Brokerage Commission)
(l)	Section 30.C (Notices)
(m)	Section 30.F (Tenant Financial Statement)
(n)	Article 31 (Right of First Offer)
(o)	Exhibit A (Space/Floor Plan Showing Premises)
(p)	Exhibits B and B-1 (Tenant’s Work and Tenant’s Conceptual Space Plan)
(q)	Exhibit F (Option to Extend Term)
(r)	Exhibit K (Form of Commencement Date Confirmation)

2.2.3This Sublease is and shall remain subject and subordinate in all respects to the Prime Lease and to all renewals, modifications, consolidations, replacements and extensions thereof.  To the extent of any conflict between this Sublease and the Prime Lease, the terms of this Sublease are intended to control.  This Section 2.2.3 shall be self-operative and no further instrument of subordination shall be required.  In the event of termination or cancellation of the Prime Lease for any reason whatsoever with respect to all or any portion of the Premises, this Sublease shall automatically terminate with respect to all or such portion of the Premises and Sublessee shall have no recourse against Sublessor for a termination or cancellation of the Prime Lease unless such termination arose out of a default under the Prime Lease by Sublessor and not arising out of a default hereunder by Sublessee.

2.2.4Notwithstanding anything contained in this Sublease to the contrary, Sublessor shall have no obligation during the Sublease Term to provide any services of any nature whatsoever to Sublessee or to, in or for the benefit of the Premises or to expend any money for the preservation or repair of the Premises, or to observe or perform any obligations of Sublessor under this Sublease in any case where such services, expenditures or obligations are required under the Prime Lease to be provided, performed or observed by Prime Lessor for the benefit of

Sublessor with respect to the Premises, and Sublessee agrees to look solely and directly to Prime Lessor for the furnishing of any such services, expenditure of any such sums, or observance or performance of any such Prime Lessor obligations under the Prime Lease to which, or the benefit of which, Sublessee may be entitled under this Sublease, but nothing in the foregoing shall be deemed to exculpate or otherwise release Sublessor from, or prevent Sublessee from looking directly to Sublessor for, any liability arising out of Sublessor’s negligence or willful misconduct or the failure of Sublessor to perform its express obligations hereunder, subject to M.G.L. Chapter 186, Section 15.  Sublessor shall, however, upon the written request of Sublessee, promptly make written demand upon Prime Lessor and use due diligence and reasonable efforts (excluding litigation), at Sublessor’s expense, to (i) cause Prime Lessor to provide any service or otherwise perform any obligation of Prime Lessor under the Prime Lease; and (ii) to obtain Prime Lessor’s consent or approval whenever required by the Prime Lease or this Sublease. The immediately foregoing obligations of Sublessor are the only obligations of Sublessor to Sublessee with respect to Prime Lessor’s obligations to furnish the services that the Prime Lessor is obligated to provide under the Prime Lease. Notwithstanding any of the foregoing, if, after Sublessor makes such demand, Prime Lessor’s cure period under the Prime Lease expires and Prime Lessor continues to fail to perform Prime Lessor’s obligations, then Sublessee shall have the right to proceed against Prime Lessor in Sublessee’s own name. If Sublessee cannot proceed against Prime Lessor in Sublessee’s own name because of lack of privity, non-assignability, or any other reason, Sublessee shall have the right to proceed against Prime Lessor in Sublessor’s name (including initiating legal proceedings), provided Sublessee is not then in default under this Sublease beyond any applicable notice or cure period. In any event, Sublessee agrees to indemnify Sublessor and hold Sublessor harmless from and against all loss, cost, damage, expense or liability (including, without limitation, attorneys’ fees) which Sublessor may incur by reason of any action brought by Sublessee against Prime Lessor.

2.2.5Sublessor shall timely make all payments of rent and all other charges due to Prime Lessor under the Prime Lease, provided that Sublessee makes timely payment to Sublessor of all Base Rent and Additional Rent payable under this Sublease.

2.2.6It is the intention of the parties that Sublessee comply with all of Sublessor’s obligations as tenant under the Prime Lease (not excluded under Section 2.2.2 above) with respect to the Premises to the same extent and with the same force and effect as if Sublessee were tenant thereunder, and Sublessee hereby agrees to so comply with all such obligations of Sublessor under the Prime Lease with respect to the Premises.

2.2.7Sublessee shall have no claim against Sublessor for any default by the Prime Lessor under the Prime Lease.  If as a result of any default by Prime Lessor as landlord under the Prime Lease, Sublessor as tenant under the Prime Lease is entitled to any offset or similar rights against Prime Lessor, Sublessee shall be entitled to a fair and equitable share of such offset or similar rights.  No default by Prime Lessor under the Prime Lease shall excuse Sublessee from the performance of any of its obligations to be performed under this Sublease or to any reduction in or abatement of any of the rent provided for in this Sublease, unless and only to the extent that Sublessor shall be excused from the performance of a corresponding obligation as the Tenant under the Prime Lease.

2.2.8Sublessee shall not do anything that would increase Sublessor’s obligations to the Prime Lessor under the Prime Lease or that would cause the Prime Lease to be defaulted, terminated or forfeited.  Sublessor shall not amend or modify the Prime Lease in any way that would increase Sublessee’s obligations or diminish Sublessee’s rights under this Sublease, nor shall Sublessor do, nor permit to do or be done, anything that would cause the Prime Lease to be terminated or forfeited.

2.2.9Sublessor shall promptly give Sublessee a copy of any notice of default, termination or otherwise affecting the existence or validity of this Sublease or relating to any casualty or taking, given by Sublessor or Prime Lessor to the other.

2.2.10Intentionally omitted.

2.2.11Sublessor shall not exercise any surrender option provided to it under the Prime Lease, nor otherwise voluntarily terminate the Prime Lease, without Sublessee’s prior written consent, except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Prime Lease.

2.2.12Notwithstanding anything to the contrary herein, Sublessor agrees that Sublessee may (at Sublessee’s option) interact directly with Prime Lessor in seeking any required consent or in demanding Prime Lessor provide any service or otherwise perform any obligation of Prime Lessor under the Prime Lease, provided that Sublessor is copied on all correspondence from Sublessee to Prime Lessor.

Article 3
TERM OF SUBLEASE

3.1TERM

The term of this Sublease shall be for the period specified in Section 1.1 as the Sublease Term.

Article 4
CONDITION OF PREMISES

4.1CONDITION OF PREMISES

Sublessor shall deliver the Premises (vacant (except for the FF&E), in broom clean and good condition, free and clear of any debris) to Sublessee on or prior to the Commencement Date. Sublessee acknowledges that it will accept the Premises in its then-existing “as is” condition as of the Commencement Date, and agrees that Sublessor is under no obligation to perform any work upon or alteration to any part of the Premises for Sublessee’s use and occupancy thereof.  Sublessee shall be responsible for any telephone, telecommunication, security and alarm systems serving the Premises.

4.2FIXTURES

Sublessee shall be entitled to use all built-in fixtures physically located in the Premises as of the Commencement Date.  Sublessee shall, at its expense, maintain and repair such fixtures in good order, repair and condition, reasonable wear and tear and damage by fire or other casualty excluded, and shall surrender all such fixtures to Sublessor in such condition at the end of the Sublease Term.

4.3PERSONAL PROPERTY AND EQUIPMENT

During the Sublease Term, Sublessee shall have, at no additional cost or charge payable by Sublessee hereunder, an exclusive license to use all personal property, equipment and furnishings located in the Premises as of the date of this Sublease and owned by Sublessor (the “FF&E”), except for those items set forth on Exhibit C attached hereto which are excluded from the FF&E, in their “as is” “where is” condition and “with all faults”.   Notwithstanding the license granted to Sublessee pursuant to this Section 4.3 the FF&E shall remain the property of Sublessor at all times during the Sublease Term, provided, however, that if there shall then be no default by Sublessee hereunder (beyond any applicable notice and cure period), Sublessor shall convey the FF&E to Sublessee at the end of the Term in its then “as is” “where is” condition and “with all faults”, without representation, warranty or recourse of any kind, for the sum of $1.00 and Sublessee shall accept the FF&E pursuant to the Bill of Sale attached hereto as Exhibit D, which shall be executed at the time of execution of this Sublease and which shall be deemed null and void and of no force effect in the event of a default of Sublessee hereunder (beyond any applicable notice and cure period). At the expiration of the Sublease Term, Sublessee shall remove such personal property, equipment and furnishings, along with any other personal property and equipment of Sublessee in the Premises, and yield up the Premises to Sublessor in accordance with Article 14 of the Prime Lease and Section 12.12 of this Sublease.  Notwithstanding anything in this Section 4.3 to the contrary, in the event the Prime Lease is terminated due to a default of Sublessor thereunder, and provided Sublessee is not then in default under this Sublease beyond any applicable notice and cure period, then Sublessor agrees that it shall promptly convey the FF&E to Sublessee pursuant to the Bill of Sale attached hereto as Exhibit D, except that the effective date of such Bill of Sale shall be the date of the transfer and not the effective date currently specified therein.  The terms and provisions of the immediately foregoing sentence shall survive the expiration or earlier termination of this Sublease.

Article 5
USE, ASSIGNMENT AND SUBLETTING, PARKING AND SIGNAGE

5.1PERMITTED USE

Sublessee agrees that the Premises shall be used and occupied only for the Permitted Uses specified in Section 1.1.  During the Sublease Term and subject to the Prime Lease, Sublessee shall assume and maintain exclusive control of the Premises.  Sublessee acknowledges and understands that Sublessee shall be responsible, at its expense, for providing any janitorial, cleaning, equipment and fixture maintenance and security services necessary for Sublessee’s use and occupancy of the Premises not otherwise provided by Prime Lessor under the Prime Lease.

5.2ASSIGNMENT AND SUBLETTING

For the avoidance of doubt, Article 16 of the Prime Lease is fully incorporated herein, and Sublessee shall have the same rights afforded to the Sublessor in Article 16 of the Prime Lease with respect to assignment and subletting, but subject to the consent of (i) Prime Lessor (where applicable under Article 16); and (ii) Sublessor (but only to the extent Prime Lessor’s consent is required under the Prime Lease).

5.3PARKING

Subject to all terms and provisions of the Prime Lease, Sublessee shall have the right to nine (9) parking access devices for unreserved parking spaces in the Parking Garage.  Sublessee shall pay Sublessor directly for its use of the parking spaces, and Sublessee acknowledges that the current market rate of such parking spaces is $450.00 per space per month and is subject to adjustment pursuant to the Prime Lease.

5.4SIGNAGE

Subject to all terms and provisions of the Prime Lease, Sublessee shall have the right, at its sole cost and expense, to identification in the Building directory as well as signage on the entrance to the Premises. If requested by Prime Lessor, Sublessee shall replace Sublessor’s existing signage.

Article 6
RENT

6.1RENT; ADDITIONAL RENT

(a)The Base Rent and Additional Rent specified in Section 1.1 hereof, and any other charges payable pursuant to this Sublease (the “Rent”) shall be payable by Sublessee to Sublessor at the Mailing Address of Sublessor as of the Rent Commencement Date (or such other place as Sublessor may from time to time designate by notice to Sublessee).

(b)Beginning on the Rent Commencement Date, Base Rent and Additional Rent shall be payable, in advance, on or before the first (1st) day of each and every calendar month during the Term of this Sublease, except that those certain charges, fees, costs and expenses set forth in subsection (c) of “Additional Rent” in Section 1.1 of this Sublease shall be payable prior to the due date set forth on Prime Lessor’s invoice, which invoice Sublessor shall promptly provide to Sublessee upon receipt from Prime Lessor.  Promptly after Sublessor and Prime Lessor have made the appropriate adjustments between themselves on account of actual Operating Expenses and real estate taxes, the amounts paid by Sublessee as Sublessee’s Pro Rata Share of such estimated installments (as set forth in Section 1.1) shall be adjusted between Sublessor and Sublessee in accordance with the process set forth in Article 4 of the Prime Lease, as such Article 4 is incorporated herein.  The parties’ obligations hereunder to make such adjustments shall survive the expiration or termination of this Sublease.

(c)Base Rent for any partial month shall be paid by Sublessee to Sublessor at such rate on a prorata basis.  Other charges payable by Sublessee with respect to a particular accounting period, shall likewise be prorated.

(d)Sublessee shall be responsible for payment to any utility company for any electrical charges assessed pursuant to Section 7.E of the Prime Lease and allocable to the Premises.

All Rent and other amounts due under this Sublease shall be made without demand, offset or deduction.  Sublessee shall be entitled to all rent abatements set forth in the Prime Lease and attributable to the Term which Sublessor has been granted with respect to the Premises.

6.2LATE PAYMENTS

If any installment of Rent or other charges is not paid on or before the date such payment is due and payable, and if as a result Sublessor is obligated to pay to Prime Lessor the late charges or interest specified in Section 3.D of the Prime Lease or any other late charge or penalty, then Sublessee shall pay to Sublessor a late charge of five percent (5%) of the amount of such payment.  In addition, if Sublessee shall fail to make any such payment within ten (10) business days after the due date, such payment shall bear interest at twelve percent (12%) per annum from the date such payment became due to the date of payment thereof by Sublessee; provided, however, that nothing contained herein shall be construed as permitting Sublessor to charge or receive interest in excess of the maximum legal rate than allowed by law.  Such late charge and interest shall be due and payable hereunder with the next installment of Base Rent due hereunder.

Article 7
ALTERATIONS, FIXTURES AND EQUIPMENT

7.1ALTERATIONS

Sublessee shall not make any alterations, installations, and improvements to the Premises without, to the extent required under the Prime Lease, first obtaining the prior consent of both Sublessor and Prime Lessor and any such alterations, installations and improvements shall comply with Article 5 of the Prime Lease. Notwithstanding the foregoing, if Prime Lessor consents to any alterations, installations and improvements by Sublessee, Sublessor shall automatically be deemed to have given such consent under this Sublease. Subject to Section 2.2.4, Sublessor shall not be responsible for the failure or refusal of Prime Lessor to consent to such improvements.  Any such approved alterations, installations or improvements shall be done at Sublessee’s sole expense, in a good and workmanlike manner and in compliance with all applicable laws and codes and the applicable requirements of the Prime Lease, including without limitation the payment of any administrative/supervision fee to Prime Lessor as provided in Article 5 of the Prime Lease. Sublessee shall request at the time of its request for consent to Prime Lessor for such alterations, for a determination from Prime Lessor as to whether such proposed alterations shall require removal at the end of the Term and, if Prime Lessor requires such removal, Sublessee shall be responsible for completing such removal and to repair any damage to the Premises caused by such removal as required in Article 5 of the Prime Lease.

Article 8
SUBLESSEE’S AND SUBLESSOR’S RISK

8.1SUBLESSEE’S RISK

Sublessee agrees to use and occupy the Premises at Sublessee’s own risk; and to the fullest extent permitted by law, Sublessor shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Sublessee, or of those claiming by, through or under Sublessee, including without limitation, any loss or damage from the breaking, bursting, crossing, stopping or leaking of electric cables and wires, and water, gas, sewer or steam pipes or like matters.   In no event shall Sublessor be liable for any consequential, special, punitive or indirect loss or damage which Sublessee may incur or suffer in connection with this Sublease or any services to be performed or provided hereto.

In addition to, and not in limitation of, any indemnity obligation of Sublessee under this Sublease (which includes, without limitation, any terms or provisions of the Prime Lease which may be incorporated into this Sublease and are applicable to Sublessee pursuant to Section 2.2 hereof), Sublessee shall indemnify and hold harmless Sublessor and Sublessor’s members, managing agent, partners, officers, directors, shareholders and employees against and from any and all claims arising from or related to the following:  (a) Sublessee’s use of the Premises or any activity done, permitted or suffered by Sublessee in, on or about the Premises during the Sublease Term; (b) any act or omission by Sublessee or Sublessee’s agents, employees, students, directors, invitees or independent contractors (collectively, “Sublessee’s Agents”) in connection with or related to this Sublease or the Premises, except to the extent caused by Sublessor’s gross negligence or willful misconduct.  If any action or proceeding is brought against Sublessor or Prime Lessor by reason of any such claim, upon written notice from Sublessor, Sublessee shall defend the same at Sublessee’s expense with counsel designated by Sublessee’s insurer or otherwise reasonably satisfactory to Sublessor.  The indemnification obligations of Sublessee shall survive the termination or expiration of this Sublease.

Article 9
SUBLESSOR’S ACCESS TO PREMISES

9.1SUBLESSOR’S RIGHT OF ACCESS

If Sublessee fails to undertake any necessary repairs or maintenance to the Premises within the applicable notice and cure period provided for in the Prime Lease, Sublessor shall have the right to enter the Premises at all reasonable hours for the purpose of making such repairs or performing such maintenance, provided such repairs or maintenance are performed in a fashion and at times that will minimize disruption to Sublessee’s business in the Premises to the greatest extent reasonably practicable, and will not disrupt Sublessee’s access to the Premises.

Article 10
INSURANCE

10.1SUBLESSEE’S INSURANCE

Sublessee shall carry and maintain, throughout the term hereof, at its own cost and expense, the insurance required under Article 8 of the Prime Lease. Such insurance shall name as additional insureds both Sublessor and Prime Lessor and if available, shall contain a waiver of any rights of subrogation to any cause of action against Sublessor, Sublessee and Prime Lessor.

Article 11
CASUALTY

11.1CASUALTY AND RESTORATION; EMINENT DOMAIN

If the Premises, or any part thereof, shall be damaged or destroyed by fire or other casualty or subject to a taking by eminent domain then Sublessee shall promptly notify Prime Lessor and Sublessor.  Under the Prime Lease, the Prime Lessor is obligated to repair or restore the Premises in the case of a casualty to the extent and in the manner set forth in Article 10 of the Prime Lease.  With respect to an eminent domain taking, the Prime Lease shall terminate pursuant to Article 11 thereof.  If Prime Lessor abates Sublessor’s rent with respect to the Premises as a result, then Rent and other charges hereunder shall be similarly abated for so long as Sublessor is entitled to and receives an abatement under the Prime Lease.  If damage is of the type which entitles Prime Lessor or Sublessor to terminate the Prime Lease and either such party so elects to terminate the Prime Lease, then the Prime Lease shall cease and come to an end and this Sublease shall similarly terminate.  Sublessee acknowledges that Sublessor shall, in no event, have any obligation whatsoever to rebuild or restore any damage to the Premises.

Article 12
MISCELLANEOUS PROVISIONS

12.1WAIVER

Failure on the part of either party to complain of any action or non‑action on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver by such party of any of its rights hereunder.  Further, it is agreed that no waiver of any of the provisions hereof by either party shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.  The consent to or approval of any action by either party requiring such consent or approval shall not be deemed to waive or render unnecessary such consent to or approval of any subsequent similar act by such party.

12.2COVENANT OF QUIET ENJOYMENT

Sublessee, provided it observes, keeps, and performs all of the terms and provisions of this Sublease on Sublessee’s part to be observed, kept, and performed, shall lawfully, peaceably, and quietly have, hold, occupy, and enjoy the Premises during the Sublease Term without hindrance or ejection by Sublessor or by any person lawfully claiming under Sublessor, but subject to force majeure; the foregoing covenant of quiet enjoyment is given in lieu of any other covenant, whether express or implied.

12.3INDEPENDENT COVENANTS

The obligations of Sublessor and Sublessee, respectively, under this Sublease are agreed by the parties to be independent covenants.  If Sublessor fails to perform any obligation under this Sublease required to be performed by Sublessor, Sublessee shall have no right, except as otherwise provided herein, to (i) terminate this Sublease; (ii) avail itself of self-help or to perform any obligation of Sublessor; (iii) any abatement or withholding of Rent, or of any other charges or sums payable by Sublessee under this Sublease; or (iv) any right of setoff.

12.4INVALIDITY OF PARTICULAR PROVISIONS

If any term or provision of this Sublease, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

12.5BROKERS

Each party represents and warrants to the other that it has not directly or indirectly dealt, with respect to the Premises and this Sublease with any broker other than the Brokers identified in Section 1.1 (the “Brokers”) in connection with this Sublease and the transactions contemplated hereby. Sublessee shall save harmless and indemnify Sublessor against any claims by anyone with whom it has so dealt or by whom its attention was called to the Premises, excluding the Brokers, for a commission arising out of the execution and delivery of this Sublease or out of negotiations between Sublessor and Sublessee with respect to space in the Building. Sublessor shall save harmless and indemnify Sublessee against any claims by anyone with whom it has so dealt or by whom its attention was called to the Premises, including the Brokers, for a commission arising out of the execution and delivery of this Sublease or out of negotiations between Sublessor and Sublessee with respect to space in the Building. Sublessor agrees to pay the Brokers the commission with respect to this Sublease set forth in a separate agreement between Sublessor and the Brokers.

12.6PROVISIONS BINDING, ETC.

Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the heirs, legal representatives, successors and assigns, respectively, of Sublessor and Sublessee.  Each term and each provision of this Sublease to be performed by Sublessee and Sublessor shall be construed to be both a covenant and a condition. The reference contained to the successors and assigns of Sublessee is not intended to constitute a consent to assignment by Sublessee, but has reference only to those instances in which Sublessor shall have given its consent to a particular assignment if such consent is required by the provisions of this Sublease. Sublessor warrants that Sublessor is a duly existing and valid Delaware corporation qualified to do business in Massachusetts, that Sublessor has duly executed and delivered this Sublease, that the execution and delivery of, and the performance by Sublessor of its obligations under this Sublease are within the powers of Sublessor and have been duly authorized by all requisite corporate action, and that this Sublease is a valid and binding obligation of Sublessor in accordance with its terms.  Sublessee warrants that Sublessee is a duly existing and valid Delaware corporation qualified to do business in Massachusetts, that Sublessee has duly executed and delivered this Sublease, that the execution and delivery of, and the performance by Sublessee of its obligations under this Sublease are within the powers of Sublessee and have been duly authorized by all requisite corporate action, and that this Sublease is a valid and binding obligation of Sublessee in accordance with its terms.

12.7NO RECORDING

Sublessee agrees not to record this Sublease or any notice thereof.

12.8NOTICES

Whenever by the terms of this Sublease notice, demand or other communication shall or may be given, either to Sublessor or to Sublessee, the same shall be adequately given if in writing and delivered by hand or sent by registered or certified mail, postage prepaid or by reputable overnight delivery service or by facsimile or email:

If intended for Sublessor, addressed to it at the Mailing Address of Sublessor set forth in Section 1.1, and at all times with a courtesy copy to:  Stephanie Dubanowitz, Anderson & Kreiger LLP, 50 Milk Street, Boston, Massachusetts 02109, Fax:  617-621-6651.

If intended for Sublessee, addressed to it at the Mailing Address of Sublessee set forth in Section 1.1. with a copy to: Laurie C. Nelson, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, Email: Laurie.Nelson@ropesgray.com.

The effective date of any such notice shall be (i) by (a) facsimile - the date of such facsimile as evidenced in the successful facsimile transmission report or (b) email, the date the email is sent; provided such facsimile or email must be followed up in a hard copy by next-day delivery by a reputable overnight delivery service; (ii) five (5) days following the date mailed for certified or registered letters; (iii) two (2) days following the date mailed for overnight letters; or (iv) when delivered, if in person.

The above addresses may be changed at any time by giving prompt written notice as provided above.

12.9COUNTERPARTS

This Sublease may be executed in any number of counterparts which together shall constitute one and the same instrument.  Telecopied or other electronically transmitted signatures (e.g. portable document format (“pdf”)) may be used in place of original signatures on this Sublease.  Each party to this Sublease intends to be bound by the signatures on the telecopied or electronically transmitted document, are aware that the other party will rely on the telecopied or electronically transmitted signatures, and hereby waive any defenses to the enforcement of the terms of this Sublease based on the form of signature to this Sublease.

12.10PRIME LESSOR CONSENT

Notwithstanding anything herein to the contrary, this Sublease shall not be effective until and unless Prime Lessor has given its consent hereto (the “Prime Lessor Consent”) on substantially the form attached to the Prime Lease as Exhibit C; provided, however, that Exhibit C shall be modified to provide that Prime Lessor expressly consents to the terms and provisions of Section 2.2 herein. Sublessor shall not be responsible for the failure or refusal of Prime Lessor to provide the Prime Lessor Consent. In the event the Prime Lessor Consent is not received within forty-five (45) days of the full execution of this Sublease, Sublessee shall have the option to terminate this Sublease upon written notice to Sublessor (the “Consent Termination Right”), and if so terminated by Sublessee: (a) the Security Deposit, or any balance thereof, and all deposits and other funds provided to Sublessor by Sublessee in connection with this Sublease, shall be returned to Sublessee within fifteen (15) days thereafter, and (b) neither Sublessor nor Sublessee shall have any further rights, duties, or obligations under this Sublease, except with respect to the provisions which expressly survive the termination of this Sublease. Notwithstanding the foregoing, Sublessor shall promptly provide notice to Prime Lessor as required under the Prime Lease to obtain the Prime Lessor Consent, and Sublessor and Sublessee shall reasonably and promptly cooperate with any request for information made by Prime Lessor in connection with providing the Prime Lessor Consent.

12.11SECURITY DEPOSIT

Sublessee shall deposit with Sublessor upon execution of this Sublease the Security Deposit set forth in Section 1.1 for the faithful performance and observance by Sublessee of the terms and provisions of this Sublease. If Sublessee defaults on any of its obligations under this Sublease beyond any applicable notice and cure periods, Sublessor may draw down on the Security Deposit to the extent required for the payment of Rent, Additional Rent or any other sum as to which Sublessee is in default, or any sum which Sublessor may expend or may be required to expend by reason of Sublessee’s default.  In the event that Sublessor does draw down on the Security Deposit, Sublessee shall within ten (10) days after receiving notice from Sublessor, replenish the Security Deposit by the amount Sublessor withdrew therefrom and failure to do so within such ten (10) day period shall constitute a default under this Sublease. Sublessor shall return any unapplied portion of the Security Deposit to Sublessee within thirty (30) days after the termination or earlier expiration of this Sublease.

The Security Deposit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit in the amount of the Security Deposit (the “Letter of Credit”) issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking and drawing purposes in Boston, Massachusetts or other location provided such bank allows drawing by facsimile (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness,  that is then rated, without regard to qualification of such rating by symbols such as "+" or "-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Ratings Service (and is not on credit-watch with negative implications), and has combined capital, surplus and undivided profits of not less than $1,000,000,000.  The Letter of Credit shall (i) name Sublessor as beneficiary, (ii) be in the amount of the Security Deposit, (iii)

have a term of not less than one year, (iv) permit multiple drawings, (v) be fully transferable by Sublessor multiple times without the consent of Sublessee and without the payment of any fees or charges, (vi) be payable to Sublessor or an authorized representative of Sublessor upon presentation of only the Letter of Credit and a sight draft and a certification of Sublessor (acceptable to Sublessor in its sole discretion) as to the existence of an event of default of Sublessee, and (vii) otherwise be in form and content reasonably satisfactory to Sublessor.  If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Sublessee and the Letter of Credit shall so specify.  The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term through the date that is at least ninety (90) days after the last day of the Term of this Sublease, unless the Issuing Bank sends a notice (the “Non-Renewal Notice”) to Sublessor by certified mail, return receipt requested, not less than thirty (30) days prior to the then-current expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit.  Sublessor shall have the right, upon receipt of a Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Section 12.11. The Letter of Credit shall state that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Boston, Massachusetts or other location by facsimile.  The Letter of Credit shall be subject in all respects to the International Standby Practices current as of the date of this Sublease, International Chamber of Commerce Publication No. 590.

Provided that no default by Sublessee under this Sublease beyond any applicable notice or cure period occurs at any time prior to the second (2nd) anniversary of the Rent Commencement Date (the “SD Reduction Obligation”), then Sublessee, no later than forty-five (45) days after the second (2nd) anniversary of the Rent Commencement Date, may notify Sublessor in writing that it wishes to decrease the Security Deposit to $440,583.39 (the “Reduced Security Deposit”). Within ten (10) business days following Sublessor’s receipt of such notice, Sublessor shall (y) confirm in writing that the SD Reduction Obligation has been satisfied and that the Security Deposit shall be deemed to equal the Reduced Security Deposit or (z) notify Sublessee that the SD Reduction Obligation has not been satisfied. Upon Sublessor’s confirmation that the SD Reduction Obligation has been satisfied, Sublessee may provide to Sublessor, and Sublessor shall accept, a replacement letter of credit in the amount of the Reduced Security Deposit in the form required herein.

Notwithstanding the foregoing, from the date of execution of this Sublease until the date that is sixty (60) days after such execution date, the Security Deposit shall be in the form of cash.  Prior to the expiration of such sixty (60) day period, Sublessee shall provide to Sublessor the Security Deposit in the form of the Letter of Credit described above. Promptly upon Sublessor’s receipt of the Letter of Credit, it will return any applied balance of the cash Security Deposit to Sublessee.

12.12SURRENDER

On the expiration or sooner termination of the Sublease Term, Sublessee: (a) shall remove all signage bearing Sublessee’s name on the Premises that is required to be removed pursuant to the Prime Lease and repair any damage caused by such removal; (b) shall remove all personal property of Sublessee, including the FF&E; (c) shall remove the Alterations installed by Sublessee after the Commencement Date that Sublessor requires Sublessee to remove at the time of Sublessor and Prime Lessor’s consent to the same; and (d) shall quit and surrender possession of the Premises to Sublessor and deliver possession of the Premises to Sublessor in the order and condition as the same were in on the Commencement Date, reasonable wear and tear excepted.

12.13INTENTIONALLY OMITTED

12.14LIMITATION OF SUBLESSEE’S LIABILITY

In no event shall any officer, director, member or employee of Sublessee ever be personally liable for any obligation of Sublessee under this Sublease, nor shall Sublessee ever be liable for any consequential, special, punitive or indirect loss or damage under this Sublease, except to the extent provided for in Article 15 (Holding Over) and Article 27 (Hazardous Materials) of the Prime Lease.

12.15GUARANTY

Sublessor is a wholly owned subsidiary of Akebia Therapeutics, Inc. (“Guarantor”) and Guarantor does hereby unconditionally and irrevocably guarantee to Sublessee that it will cause Sublessor to perform all of the obligations of Sublessor as set forth in this Sublease. If for any reason any provision of this Sublease shall not be performed by Sublessor as herein required, provided Sublessee is not in default under this Sublease beyond any applicable notice and cure periods, Guarantor will perform, or cause the performance of each such provision. Guarantor agrees to pay, promptly upon receipt of a final, non-appealable judgment from a court of competent jurisdiction, Sublessee’s actual, out-of-pocket costs and expenses, including but not limited to reasonable attorneys’ fees, costs and disbursements incurred in any effort to enforce Guarantor’s obligations hereunder. This Section 12.15 shall apply to the Sublease, any extension, renewal, modification or amendment thereof, and to any assignment, to the extent such assignment is permitted under this Sublease.

[Signatures to appear on next page.]

EXECUTED UNDER SEAL, in any number of counterpart copies, each of which counterpart copies shall be an original for all purposes, as of the day and year first above written.

Sublessor:	KERYX BIOPHARMACEUTICALS, INC., a Delaware corporation

	By	/s/ Jason A. Amello
		Name:	Jason A. Amello
		Its:	Chief Financial Officer

Sublessee:	FOUNDATION MEDICINE, INC., a Delaware corporation

	By	/s/ Konstantin Fiedler
		Name:	Konstantin Fiedler
		Its:	COO

Guarantor (for the limited purpose of acknowledging and
agreeing to Section 12.15 of this Sublease):

AKEBIA THERAPEUTICS, INC., a
Delaware corporation

	By	/s/ Jason A. Amello
		Name:	Jason A. Amello
		Its:	Chief Financial Officer

By
Name:
Its:

Exhibit A

(Description/Floor Plan of Premises)

See attached.

Exhibit B

Copy of Prime Lease

See attached.

Exhibit C

List of Excluded Personal Property

Exhibit D

Bill of Sale

Exhibit 1 to Bill of Sale

List of Excluded Personal Property